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Exhibit 4.47

[CONFORMED COPY]

Term sheet dated the 16th October 2002

THIS GUARANTEE dated the 16th October 2002 is made between:

(1)
SBS Broadcasting S.A., a company incorporated in and existing under the laws of Luxembourg, having its registered office at Luxembourg (the "Guarantor"),

(2)
ING BANK N.V. a company incorporated in and existing under the laws of The Netherlands, having its registered office at Amsterdam, The Netherlands, acting through its branch office at Amsterdam, Amstelplein 1, The Netherlands (the "Bank");

WHEREAS:

(A)
The execution by the Guarantor of a guarantee, is a condition of the Bank under a financial agreement with the borrower

(B)
The Guarantor has agreed to grant this guarantee (the "Guarantee") to the Bank as security for the obligations of that borrower.

IT IS AGREED AS FOLLOWS:

Article 1 Definitions

1.1
Definitions

  In this Guarantee, unless the context otherwise requires, the capitalized words and expressions, as listed below, shall have the meanings respectively set opposite them;

"Borrower"	SBS Broadcasting B.V.;
"Business Day"	a day on which banks are open for business in Amsterdam;
"Financial Agreement"
a loan agreement dated 16th October 2002 between the Borrower and the Bank by which the Bank agreed to make a loan in an amount of €11.800.000, = (in words: eleven million eight hundred thousand Euros) available to the Borrower including further agreements or security documents executed pursuant to such loan agreement;
"Indebtedness"	all debts and liabilities, actual or contingent, present or future of the Borrower under or in connection with the Financial Agreement;
1.2
Other definition matters

  In this Guarantee, unless the context otherwise requires, references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to (or to that specified provision of) this Guarantee or that document as from time to time amended, varied or supplemented.

Article 2 Guarantee

  The Guarantor hereby irrevocably and unconditionally guarantees—by way of an independent and indivisible obligation, not as a surety, and waiving all rights, benefits and defences afforded to guarantors and sureties under any applicable law—towards the Bank the due payment by the Borrower of the Indebtedness [PROVIDED however that the maximum liability of the Guarantor under this Guarantee shall be limited to an amount of €11.800.000, = (in words: eleven million eight hundred thousand Euros).

Article 3 Payments

3.1
Payments

  The Guarantor unconditionally undertakes, upon receipt of the Bank's written notice (the "Notice") stating:

  (a)
  that the Borrower is in default under the Financial Agreement and that the Bank is entitled to claim payment from the Borrower; and

  (b)
  the amount due and unpaid (the "Amount") by the Borrower to the Bank under the Financial Agreement;

to pay as its own debt to the Bank the Amount set forth in the Notice within five (5) Business Days following the day on which the Notice is received by the Guarantor.

3.2
Evidence of indebtedness

  Any certificate or determination by the Bank of the Amount or the amount of the Indebtedness shall, in the absence of manifest error, be conclusive and binding on the Guarantor.

3.3
Currency of payments

  All payments to be made by the Guarantor hereunder shall be made in the same currency as the Borrower is required to make such payments under the Financial Agreement.

3.4
No set-off or withholding

  All sums payable by the Guarantor under this Guarantee, whether in respect of principal, interest, fees or otherwise, shall be paid—without set-off or counterclaim—free and clear of and without any deduction or withholding of any kind.

Article 4 Further undertakings of the Guarantor

4.1
Subrogation

(a)
The Guarantor waives ("doet afstand van") any right of subrogation it might have in relation to any payment made under the Guarantee.

(b)
The Guarantor will not, whether in a single transaction or in a series of transactions, whether related or not related and whether voluntary or involuntary, sell, agree to sell, lease, transfer or abandon or otherwise dispose of all or a material part of its shares in Scandinavian Broadcasting System (SBS) Nederland B.V.

4.2
Information

(a)
The Guarantor will deliver to the Bank a copy of its (consolidated) balance sheet and profit and loss account within 180 days of the end of its financial year (such balance sheet and profit and loss account to be audited by the Guarantor's auditors consistently and prepared in accordance with generally accepted accounting principles in the country in which the Guarantor is incorporated).

  (b)
  Furthermore the Guarantor will provide the Bank with such further information as to its business affairs and financial condition as the Bank may reasonably consider necessary or desirable.

Article 5 Continuing liability

The Guarantor's liability under the Guarantee shall not be impaired, discharged or in any other way affected by reason of:

(a)
any variation in or waiver of the terms or provisions of the Financial Agreement;

(b)
the release of existing security or the execution of (additional) security;

(c)
any delay or omission on the part of the Bank in exercising any right, power or remedy under the Financial Agreement;

(d)
limitations of or deficiencies in the authority of the Borrower, its officers or attorneys to enter into and perform the obligations under the Financial Agreement resulting from the articles of association or any other circumstances and any unenforceability or individuality resulting therefrom;

(e)
the fact that the Bank has not informed the Guarantor of items referred to in paragraphs (a) to (d) or any other circumstances known to the Bank that affect the liability of the Guarantor.

Article 6 Cost and expenses

The Guarantor shall on first demand indemnify the Bank against any loss or expense (including legal and out-of-pocket expenses) incurred by the Bank in connection with the enforcement of, or preservation of rights under this agreement or otherwise in respect of recovery of moneys owing under this guarantee.

Article 7 Notices

Any notice or other communication under, or in connection with the matters contemplated by, this Guarantee shall, except as otherwise provided in the Guarantee, be addressed to the recipient and sent:

  (a)
  to the Guarantor, to:

    SBS Broadcasting S.A.

    Telefax no: 00352401804
    Attention: Corporate Secretary

    With copies to:
    Telefax no: 0031205191996
    Attention: SBS Services B.V.

  (b)
  to the Bank, to:

    ING BANK N.V

    Telefax no: 0031205945599
    Attention: W.H.M. Jansen

or to such address or telefax number or attention of such other person as may from time to time be notified by the party concerned to the other party.

Article 8 Applicable Law

8.1
This agreement shall be governed by and constructed in accordance with the laws of The Netherlands.

8.2
Any disputes which may arise out of or in connection with this agreement shall be    brought before the competent court of Amsterdam. Notwithstanding the foregoing the Bank shall be entitled to take proceedings in any other jurisdiction.

IN WITNESS whereof the parties hereto have signed this Guarantee on the date first above written.

Place: Amsterdam
SBS Broadcasting S.A By:	ING Bank N.V. By:
/s/ Erik T. Moe Attorney-in-Fact	/s/ W.G. van Wijgerden
/s/ A. Mastenbroek

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  Exhibit 4.47
  [CONFORMED COPY]